Exhibit 99.1

NEWS RELEASE

1375 East 9th St. | Suite 3100 | Cleveland, Ohio 44114 | 216.202.1509

For Immediate Release

Gas Natural Inc. Receives Final Regulatory Approval for Merger with a Fund Managed by BlackRock Real Assets and Announces Special Cash Dividend

CLEVELAND, OH, August 2, 2017 – Gas Natural Inc. (NYSE American: EGAS) (the “Company”), announced today that it has received the final regulatory approval required to complete the acquisition of its common stock for $13.10 by a fund managed by BlackRock Real Assets’ Global Energy & Power Infrastructure group. The proposed transaction was initially announced in October 2016 by First Reserve Energy Infrastructure Funds, which BlackRock Real Assets acquired in June 2017, and is now expected to close on Friday, August 4, 2017. The Company plans to announce the closing of the transaction when completed.

In conjunction with the planned closing, the Company’s Board of Directors has declared a special cash dividend of $0.028 per share to shareholders of record as of August 3, 2017, the business day prior to the expected closing date of the Company’s merger with affiliates of BlackRock, Inc. The dividend represents an amount equal to $0.0008152 per share for each day elapsed from and including July 1, 2017 and ending on August 3, 2017, the day prior to the expected closing in accordance with the agreement and plan of merger. The dividend will be payable on or about August 17, 2017. Gas Natural has approximately 10.5 million shares of its common stock outstanding.

About Gas Natural Inc.
Gas Natural Inc., a holding company, distributes and sells natural gas to residential, commercial, and industrial customers. It distributes approximately 21 billion cubic feet of natural gas to roughly 70,000 customers through regulated utilities operating in Montana, Ohio, Maine and North Carolina. The Company’s other operations include intrastate pipeline, natural gas production, and natural gas marketing. The Company's Montana public utility was originally incorporated in 1909. Its strategy for growth is to expand throughput in its markets, while looking for acquisitions that are either adjacent to its existing utilities or in under-served markets. Further information is available on the Company’s website at www.egas.net.

For more information, contact:

Gas Natural Inc.	Investor Relations
James E. Sprague, Chief Financial Officer	Deborah K. Pawlowski or Karen L. Howard, Kei Advisors LLC
Phone: (216) 202-1564	Phone: (716) 843-3908 / (716) 843-3942
Email: jsprague@egas.net	Email: dpawlowski@keiadvisors.com / khoward@keiadvisors.com

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